UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 24, 2008 (January 23, 2008)
Retail Ventures, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3241 Westerville Road, Columbus, Ohio	43224

(Address of principal executive offices)	(Zip Code)
(614) 471-4722

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On January 23, 2008, the Company announced it had entered into, and consummated the transactions contemplated by, a definitive agreement dated January 23, 2008 to dispose of an 81% ownership interest in its Value City Department Stores business to VCHI Acquisition Co., a newly formed entity owned by VCDS Acquisition Holdings, LLC, Emerald Capital Management LLC and Crystal Value, LLC. Retail Ventures, Inc. will receive no net cash proceeds from the sale, will pay a fee of $500,000 to the purchaser, and anticipates recognizing an after-tax loss on the transaction. As part of the transaction, Retail Ventures, Inc. issued warrants to VCHI Acquisition Co. to purchase 150,000 shares of common stock of Retail Ventures, Inc., at an exercise price of $10.00 per share, and exercisable within eighteen months from the date of the closing of the transaction.
     To facilitate the change in ownership and operation of the stores, Retail Ventures, Inc. has agreed to provide or arrange for the provision of certain support services to Value City Department Stores for a transition period. VCHI Acquisition Co. has agreed that Value City Department Stores will advance the full amount of any out-of-pocket costs and expenses that will be paid directly by Retail Ventures, Inc. and its affiliates to third parties on behalf of Value City Department Stores, with the exception that Retail Ventures, Inc. has agreed to advance to Value City Department Stores payroll payments for the next three payroll periods, currently estimated to be approximately $7.5 million, based on the agreement of VCHI Acquisition Co. to cause Value City Department Stores to reimburse these payroll payments by February 22, 2008. Retail Ventures, Inc. has also agreed to indemnify VCHI Acquisition Co. and its owners against certain liabilities.
     The foregoing description of the definitive transaction agreement is qualified in its entirety by reference to the agreement, which is attached hereto as Exhibit 2.1, and is incorporated herein by reference.
     In connection with the sale, the Company’s wholly-owned subsidiary, Filene’s Basement, Inc., entered into a $100 million secured credit facility led by National City Business Credit, Inc. Terms of the credit facility are similar to the predecessor $275 million secured credit facility that was jointly shared with Value City Department Stores and was terminated and replaced as of the date of the transaction.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.
     The information set forth in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.01 by reference.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     As described in Item 1.01 of this Form 8-K, in connection with the disposition, the Company’s wholly-owned subsidiary, Filene’s Basement, Inc., entered into a $100 million secured credit facility (the “Filene’s Basement Revolving Loan”) led by National City Business Credit, Inc. in connection with the termination of the predecessor $275 million secured credit facility that was jointly shared with Value City Department Stores. Under the $100 million Filene’s Basement Revolving Loan, Filene’s Basement is named as the borrower. The Filene’s Basement Revolving Loan is guaranteed by Retail

Ventures, Inc. and three of its subsidiaries, Retail Ventures Services, Inc., Retail Ventures Licensing, Inc. and Retail Ventures Imports, Inc. The Filene’s Basement Revolving Loan has borrowing base restrictions and provides for borrowings at variable interest rates based on LIBOR, the prime rate and the Federal Funds effective rate, plus a margin. In addition to the borrowing base restrictions, 10% of the facility is deemed an “excess reserve” and is not available for borrowing. Obligations under the Filene’s Basement Revolving Loan are secured by a lien on substantially all of the personal property of Retail Ventures, Inc., Filene’s Basement, Inc., Retail Ventures Services, Inc., Retail Ventures Licensing, Inc. and Retail Ventures Imports, Inc., excluding shares of DSW Inc. owned by Retail Ventures. The terms of the Filene’s Basement Revolving Loan include customary representations and warranties, customary affirmative and negative covenants, and customary events of default. The maturity date of the Filene’s Basement Revolving Loan is January 23, 2013.
     This description of the Filene’s Basement Revolving Loan is qualified in its entirety by reference to the Second Amended and Restated Loan and Security Agreement referred to above, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

ITEM 9.01 FINANCIAL STATEMENTS and EXHIBITS.
     (d) Exhibits.

Exhibit No.	Description

2.1	Purchase Agreement dated as of January 23, 2008 by and between Retail Ventures, Inc. and VCHI Acquisition Co.

10.1	Second Amended and Restated Loan and Security Agreement, dated as of January 23, 2008, by and among Filene’s Basement, Inc., as borrower, the revolving credit lenders party thereto and National City Business Credit, Inc., as administrative agent and collateral agent.

99.1	Press release issued by the Company on January 23, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL VENTURES, INC.

Date: January 24, 2008	By:	/s/ James A. McGrady

James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary